UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of

                       the Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported): June 12, 2003


                               CALPINE CORPORATION

                            (A Delaware Corporation)

                        Commission File Number: 001-12079

                  I.R.S. Employer Identification No. 77-0212977


                           50 West San Fernando Street

                           San Jose, California 95113

                            Telephone: (408) 995-5115


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ITEM 5.  OTHER EVENTS

NEWS RELEASE                                               CONTACTS 408-995-5115
                                        Media Relations: Katherine Potter, x1168
                                         Investor Relations: Rick Barraza, x1125


           CALPINE SUBSIDIARY PRICES $802 MILLION SENIOR SECURED NOTES

               Proceeds to Advance $2.3 Billion Liquidity Program

     (SAN JOSE, Calif.) June 12, 2003 - Calpine Corporation [NYSE:CPN], a leading North American power company, today announced that Power Contract Financing, L.L.C. (PCF), a wholly owned stand-alone subsidiary of Calpine Energy Services, L.P. (CES), has priced an offering of approximately $340 million of 5.2% Senior Secured Notes Due 2006 and approximately $462 million of 6.256% Senior Secured Notes Due 2010 in a private placement under Rule 144A. The two tranches of Senior Secured Notes, totaling approximately $802 million of gross proceeds, are secured by fixed cash flows from one of CES' fixed-priced, long-term power sales agreements with the State of California Department of Water Resources and a new fixed-priced, long-term power purchase agreement with a third party. Calpine expects to complete the financing on June 13, 2003.

     Net proceeds, after funding of debt reserves and payment of transaction costs and fees, will be used to fund capital expenditures. The noteholders' recourse is limited to the assets of PCF. Calpine is not providing a guarantee of the Senior Secured Notes or any other form of credit support.

     The Senior Secured Notes will be offered in a private placement under Rule 144A, have not been and will not be registered under the Securities Act of 1933, and may not be offered in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the Senior Secured Notes. Securities laws applicable to private placements limit the extent of information that can be provided at this time.



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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                               CALPINE CORPORATION


                          By: /s/ Charles B. Clark, Jr.
                              -------------------------
                              Charles B. Clark, Jr.
                      Senior Vice President and Controller
                            Chief Accounting Officer

Date:  June 13, 2003